Exhibit 99.1

UNWIRED PLANET APPOINTS PHIL VACHON AS CHAIRMAN OF THE BOARD

Greg Landis Added to the Board

Transition of Board Complete

RENO, NV – July 29, 2013 – Unwired Planet, (Nasdaq: UPIP), today announced that Philip A. Vachon was appointed chairman of the company’s board of directors and chairman of the company’s Intellectual Property Committee. Mr. Vachon replaces Peter Feld, who will continue to serve on the board of directors.

“We would like to thank Peter for his tremendous work and dedication to Unwired Planet over the past 2 years,” said Eric Vetter, president and chief administrative officer of Unwired Planet. “Peter’s leadership and investor perspective has driven the company as it has transitioned from a software business to the premier mobile licensing company it is today. We are very appreciative of the leadership Peter has provided during our transition and excited that he will continue to be an active member of our Board of Directors.”

Peter Feld, Unwired Planet’s past chairman, noted that “Phil Vachon has been very involved with Unwired Planet since his appointment to the board earlier this year. With his strong Intellectual Property experience and leadership skills, he is a great choice to now lead our transformed board.”

Simultaneously, the company today announced that Greg Landis was appointed to the company’s board of directors, replacing Robin Abrams who resigned from the board of directors, effective July 26, 2013. Mr. Landis is the Senior Vice President and General Counsel for TerraPower.

“Greg’s’ background in telecommunications and intellectual property law makes him eminently qualified to join the company’s board and provide strategic direction for the

Unwired Planet Appoints Phil Vachon as Chairman of the Board

company,” said Peter Feld, former chairman of the board. “His extensive experience in mobility will complement the strategy of the company and his intellectual property experience will be instrumental to both the board and the company.”

In addition to Mr. Vachon, the Intellectual Property Committee includes Bill Marino and Greg Landis. The committee is charged with giving support and oversight to Unwired Planet’s management team in driving shareholder value and will serve the function of the previously announced Executive Committee. Mr. Feld observed: “Our board has evolved over the last nine months as we have focused on attracting individuals with deep expertise in mobile and wireless technology and intellectual property licensing. These moves complete our board and management transformation and we are confident in the ability of the team to deliver on the company’s strategy.”

Robin Abrams has been a member of Unwired Planet’s board since 2008. Phil Vachon, commenting on Ms. Abrams departure, said: “We would like to thank Robin for her years of service on the board and her contribution to Unwired Planet. As Chair of the Nomination and Governance Committee, Robin’s executive management expertise has been instrumental in driving the turnaround and redefinition of Unwired Planet.”

Mr. Landis previously spent 17 years with McCutchen, Doyle, Brown & Enersen in San Francisco, CA working in commercial litigation with a concentration in antitrust, securities litigation, telecommunications and regulatory work. In 1995, Landis became General Counsel and later Executive Vice President for AT&T Wireless Services, Inc. During his time there, he supervised the negotiations with AT&T leading to the split-off of AWS as an independent company in July 2001 and had a leading role in the $42B sale of the company to Cingular in 2004. From 2005-2007, Landis served as the General Counsel for Vulcan, Inc., where he led the Legal Department in support of Paul Allen’s investment, R&D, sports and philanthropic activities. In 2007, he became General Counsel for Intellectual Ventures, with responsibility for legal and government affairs, including intellectual property protection and transactions, corporate governance, legal and regulatory compliance, government affairs, fund formation, financings, employment law and patent and general litigation. Landis serves on the Board of the Lawyers’ Committee for Civil Rights Under Law and is co-chair of the Strategic Planning Committee. Previously he chaired the Board of Equal Justice Works, served on the

Unwired Planet Appoints Phil Vachon as Chairman of the Board

Board of Seattle Children’s Theater and co-founded the Northwest General Counsel Association. He is the co-author of Selecting the Next Nominee for the Federal Circuit: Patently Obvious to Consider Diversity (2010). Landis graduated with a B.A. in Psychology from Yale University in 1973 and earned a J.D., from Harvard Law School in 1978.

About Unwired Planet

Unwired Planet, Inc. (NASDAQ: UPIP) is the inventor of the Mobile Internet and a premier intellectual property company focused exclusively on the mobile industry. The company’s patent portfolio of more than 2,400 issued US and foreign patents include the technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G and 4G technologies, as well as cloud-based mobile applications and services. Unwired Planet’s portfolio includes patents related to key mobile technologies, including baseband mobile communications, mobile browsers, mobile advertising, push technology, maps and location based services, mobile application stores, social networking, mobile gaming and mobile search. Unwired Planet is headquartered in Reno, Nevada.

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